Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF

LUMINEX CORPORATION

Pursuant to a resolution duly adopted by the Board of Directors (the “Board”) of Luminex Corporation, a Delaware corporation, effective April 10, 2021, the Amended and Restated Bylaws of Luminex Corporation (the “Bylaws”) were amended to insert Article IX to read as follows:

1.	A new ARTICLE IX of the Bylaws is hereby added as follows:

“ARTICLE IX

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing otherwise, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or if the Court of Chancery for the State of Delaware does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder (including a beneficial owner) of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers, employees or stockholders (including beneficial owners) arising under or related to any provision of the Delaware General Corporation Law, the Corporation’s Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers, employees or stockholders (including beneficial owners) governed by the internal affairs doctrine. Further, unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any claim or cause of action arising under the Securities Act of 1933, as amended. This Article IX shall not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to these provisions.”

2.	This amendment shall be effective as of the date it is approved by the Board.

3.	Except as otherwise provided herein, the Bylaws shall remain in full force and effect.

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